Exhibit 99.1

The Metals Company Announces Third Quarter 2025 Corporate Update

NEW YORK, Nov. 13, 2025 — TMC the metals company Inc. (Nasdaq: TMC) (“TMC” or the “Company”), a leading developer of the world’s largest resource of critical metals essential to energy, defense, manufacturing and infrastructure, today provided a corporate update and third quarter results for the period ending September 30, 2025.

Q3 2025 Financial Highlights

•	Total cash of approximately $115.6 million at September 30, 2025
•	$11.5 million cash used in operations for the quarter ended September 30, 2025
•	Operating loss of $55.4 million, net loss of $184.5 million and net loss per share of $0.46 for the quarter ended September 30, 2025. During the quarter, results were primarily affected by non-cash and non-recurring items, including share-based compensation impacted by one-time grants, fair value changes in the royalty and warrant liabilities, and the recognition of warrant costs associated with updated sponsorship agreements.

TMC Chairman and CEO Gerard Barron, commented: “The completion of our Pre- Feasibility Study and Initial Assessment comes amid a surge of public and private investment into critical minerals, energy and defense supply chains. These studies mark a major milestone for TMC, providing the foundation for the strategic and policy engagements now taking shape around this once-in-a-generation opportunity. We come to these engagements from a position of strength, with $121 million of cash currently on the balance sheet following warrant exercises after quarter end and total liquidity today of $165 million, including undrawn credit facilities—so we’ve no need to come to the public markets anytime soon.

Despite the recent U.S. government shutdown, we’ve continued to see clear signals of support for our vision of responsibly unlocking critical minerals from the deep sea. I’m encouraged by reports that NOAA’s proposed consolidated application rule is now under White House review — a measure that would streamline and consolidate the seabed mineral exploration and commercial recovery permitting process, bringing greater regulatory clarity to this industry. And with last week’s announcement by the USGS adding copper to the nation’s list of critical minerals, all four of our metals are now officially recognized as critical to the U.S. economy and national security.

Onshore, our development team continues to innovate, and I’m proud that we’ve successfully produced battery-grade manganese sulfate from a nodule-derived manganese silicate product in bench-scale trials — further evidence of our ability to deliver the materials that modern industries demand. As the planet’s largest source of manganese, polymetallic nodules hold vast potential to supply sectors from steelmaking and infrastructure to energy, defense and automotive manufacturing, where we’re seeing automakers increasingly pivot toward manganese-rich cathode chemistries for next-generation EVs.

On the environmental front, our pioneering research program has built an unmatched dataset that continues to demonstrate that many of the concerns raised about the impacts of collecting polymetallic nodules are overstated. The data and validated models show that, at commercial scale, the impacts throughout the water column will be minimal and manageable. This growing body of science gives me great confidence that we can deliver the metals society needs with responsibility and transparency at every step.”

Operational Highlights

TMC Releases Two Economic Studies with Combined NPV of $23.6B and Declares World-First Nodule Reserves

On August 4, TMC announced the publication of two technical economic assessments prepared in accordance with Subpart 1300 of Regulation S-K highlighting a total combined project value of $23.6 billion, showing economic viability of its NORI-D Project and significant scalability across other NORI and TOML areas. The studies included a world-first Pre-Feasibility Study (PFS) for a polymetallic nodule project in the NORI-D area with a Net Present Value (NPV) of $5.5 billion, and world-first declaration of Mineral Reserves for a polymetallic nodule project with 51 million tonnes (Mt) of probable mineral reserves. TMC expects to start commercial production in the fourth quarter of 2027 if we receive a commercial recovery permit.

TMC Pioneers Process to Produce Battery-Grade Manganese Sulfate from Seafloor Nodules, Opening New Frontier for Potential U.S. Manganese Independence

In October, TMC successfully produced battery-grade manganese sulfate from its intermediate manganese silicate product during bench-scale trials at its partner Kingston Process Metallurgy’s (KPM) operating facility in Ontario. North America remains almost entirely reliant on foreign sources of manganese, most of which is refined overseas. The planet's largest source of manganese, nodules hold significant potential to supply a range of key industries from steelmaking and infrastructure to energy, defense and automotive manufacturing, with many automakers moving toward manganese-rich cathode chemistries for their next-generation electric vehicles.

NOAA Confirms Full Compliance of TMC USA’s Exploration License Applications and Begins Certification Process

On August 11, our subsidiary The Metals Company USA, LLC (“TMC USA”) received notice of full compliance from NOAA on its exploration applications, and confirmation that TMC USA has priority right over both exploration areas. Both applications entered the certification stage in late July. The news follows earlier determinations of substantial compliance in May 2025, demonstrating a systematic regulatory process under DSHMRA.

Industry Updates

NOAA Sends Draft Seabed Mining Rule to White House to Streamline Process

On October 30, Politico reported that NOAA had sent to the White House its draft deep-sea mining rule that would consolidate the license and permit review process and provide for simultaneous issuance of seabed mineral exploration licenses and commercial recovery permits. The move followed an earlier stakeholder comment period which closed on September 5, 2025.

U.S. and Japan Partner to Develop Rare Earths from Seabed Minerals in the Pacific

On November 6, Reuters reported that the United States and Japan were partnering on the development of rare earths from seabed minerals located in the waters around Minamitori Island in the Pacific. The news highlights how the U.S. is moving with purpose to lead in the deep-sea minerals industry alongside key allies.

All Four Metals Contained in Nodules are now on the Department of the Interior’s U.S. Critical Minerals List

In November, the U.S. Department of the Interior and U.S. Geological Survey released an updated U.S. Critical Minerals List where, among other changes, copper was added to the list. As outlined in our recent Pre-Feasibility Study, 17% of expected life-of-mine revenue is derived from copper. With this recent addition, all four key metals found in nodules are now on the U.S. Critical Minerals List.

Financial Results Overview

At September 30, 2025, we held cash of approximately $115.6 million. We believe that our cash balance will be sufficient to meet our working capital and capital expenditure commitments for at least the next twelve months from today.

We reported a net loss of approximately $184.5 million, or $0.46 per share for the quarter ended September 30, 2025, compared to net loss of $20.5 million, or $0.06 per share, for the quarter ended September 30, 2024. During the quarter, results were primarily affected by non-cash and non-recurring items, including share-based compensation impacted by one-time grants, fair value changes in the royalty and warrant liabilities, and the recognition of warrant costs associated with updated sponsorship agreements.

Exploration and evaluation expenses during the quarter ended September 30, 2025 were $9.6 million compared to $11.8 million for the quarter ended September 30, 2024. The decrease in the exploration and evaluation expenses in the third quarter of 2025 was due to the decrease in environmental studies costs and mining, technological and process development costs as the comparative period included costs associated with Campaign 8 which was completed in the first quarter of 2024 and nodule transport costs to the PAMCO facility in Japan.

General and administrative expenses were $45.7 million for the quarter ended September 30, 2025, compared to $8.1 million for the quarter ended September 30, 2024. The increase primarily reflects higher share-based compensation costs, resulting from the amortization of the fair value of RSUs and options granted to directors, employees, and consultants during the third quarter of 2025, as well as higher consulting and legal fees. The increase in general and administrative expenses was partially offset by lower exploration and evaluation costs.

Following the release of two economic studies in the quarter ended September 30, 2025, the fair value of the royalty liability was increased by $131 million, from $14 million to $145 million.

Conference Call

We will hold a conference call today at 4:30 p.m. ET to provide an update on recent corporate developments and third quarter 2025 financial results.

Third Quarter 2025 Conference Call Details

Date:	Thursday, November 13, 2025

Time:	4:30 p.m. ET

Audio-only Dial-in:	Register Here

Virtual webcast with slides:	Register Here

The virtual webcast will be available for replay in the ‘Investors’ tab of the Company’s website under ‘Investors’ > ‘Media’ > ‘Events and Presentations’, approximately two hours after the event.

About The Metals Company

The Metals Company is a developer of lower-impact critical metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for energy, defense, manufacturing and infrastructure with net positive impacts compared to conventional production routes and (2) trace, recover and recycle the metals we supply to help create a metal commons that can be used in perpetuity. The Company has conducted more than a decade of research into the environmental and social impacts of offshore nodule collection and onshore processing. More information is available at www.metals.co.

Contacts
Media | media@metals.co
Investors | investors@metals.co

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believes,” “could,” “expects,” “may,” “plans,” “possible,” “potential,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements with respect to the Company’s strategy to pursue commercial recovery of seafloor polymetallic nodules under the U.S. regulatory regime; the outcome and timing of regulatory reviews of its applications submitted pursuant to the Deep Seabed Hard Mineral Resources Act of 1980 (DSHMRA); the progression of the Company’s applications through NOAA’s certification process and expected review timelines; the potential adoption of final exploitation regulations by the International Seabed Authority (ISA); the impact of the executive action by the U.S. government in support of domestic seabed mineral development including the proposed NOAA rule currently under White House review; the expected use of proceeds from the Company’s 2025 financings and other capital sources;; the timing and success of environmental assessments, feasibility studies, technical and processing trials, including bench-scale production of battery-grade manganese sulfate; the potential economic outcomes described in the Company’s Pre-Feasibility Study and Initial Assessment; the expected commencement of commercial production in the fourth quarter of 2027 if required permits are obtained; the belief that our cash balance will be sufficient to meet our working capital and capital expenditure commitments for at least the next twelve months from the date of this press release; and the Company’s operational and financial plans, including the potential development of a commercial-scale offshore nodule collection system and related onshore processing facilities. The Company may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things: the outcome and timing of regulatory reviews by NOAA under DSHMRA; the ability to obtain an exploitation contract from the ISA or permits from the U.S. government; risks related to the Company’s dual-path permitting strategy; changes in environmental, mining and other applicable laws and regulations; the timing and results of environmental assessments and technical studies; the development, testing and scaling of offshore collection systems; risks related to strategic partnerships and technology sharing; uncertainties relating to processing nodules at commercial scale; metals price volatility; the sufficiency of the Company’s cash and ability to secure additional financing on acceptable terms or at all; dependence on third parties, including Allseas Group S.A. and PAMCO; the outcome of any pending or future litigation; and other risks and uncertainties described in greater detail in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC) on March 27, 2025, and in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, including the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025 filed on May 14, 2025, and for the quarter ended June 30, 2025 filed on August 14, 2025. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

FINANCIAL INFORMATION

Item 1.	Financial Statements

TMC the metals company Inc.
Condensed Consolidated Balance Sheets (in thousands of US Dollars, except share amounts) (Unaudited)

ASSETS	As at September 30, 2025	As at December 31, 2024
Current
Cash	$115,648	$3,480
Receivables and prepayments	1,566	1,851
	117,214	5,331
Non-current
Exploration assets	42,951	42,951
Equipment	597	771
Software development costs	2,082	1,928
Right-of-use asset	2,384	3,814
Investment	10,387	8,203
	58,401	57,667

TOTAL ASSETS	$175,615	$62,998

LIABILITIES
Current
Accounts payable and accrued liabilities	46,834	42,754
Short-term debt	-	11,775
	46,834	54,529
Non-current
Deferred tax liability	10,675	10,675
Royalty liability	145,000	14,000
Warrants liability	13,730	912
	169,405	25,587

TOTAL LIABILITIES	$216,239	$80,116

EQUITY
Common shares (unlimited shares, no par value – issued: 408,855,173 (December 31, 2024 –340,708,460))	638,853	477,217
Additional paid in capital	232,607	138,303
Accumulated other comprehensive loss	(1,203)	(1,203)
Deficit	(910,881)	(631,435)
TOTAL EQUITY	(40,624)	(17,118)

TOTAL LIABILITIES AND EQUITY	$175,615	$62,998

TMC the metals company Inc.
Condensed Consolidated Statements of Loss and Comprehensive Loss (in thousands of US Dollars, except share and per share amounts) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Operating expenses
Exploration and evaluation expenses	$9,633	$11,813	$29,644	$42,339
General and administrative expenses	45,726	8,149	65,705	22,600
Operating loss	55,359	19,962	95,349	64,939

Other items
Nauru and Tonga Warrant costs	4,977	-	38,056	-
Equity-accounted investment loss	492	58	438	197
Gain on dilution of investment	(2,967)	-	(2,967)	-
Change in fair value of royalty liability	131,000	-	131,000	-
Change in fair value of warrant liability	(3,852)	(1,054)	12,818	(1,103)
Foreign exchange loss	43	946	3,599	596
Interest income	(1,339)	(7)	(1,505)	(125)
Fees and interest on borrowings and credit facilities	681	615	2,535	1,378

Net Loss and comprehensive loss for the period, before tax	$184,394	$20,520	$279,323	$65,882

Tax expense	123	-	123	-

Net Loss and comprehensive loss for the period, after tax	$184,517	$20,520	$279,446	$65,882

Net Loss per share
- Basic and diluted	$0.46	$0.06	$0.75	$0.21

Weighted average number of common shares outstanding – basic and diluted	405,506,978	323,663,607	372,713,658	318,710,622

TMC the metals company Inc.

Condensed Consolidated Statements of Changes in Equity

(in thousands of US Dollars, except share amounts)

(Unaudited)

	Common Shares		Preferred	Special	Additional Paid in	Accumulated Other Comprehensive
Three months ended September 30, 2025	Shares	Amount	Shares	Shares	Capital	Loss	Deficit	Total
July 1, 2025	397,155,318	$606,246	$-	$-	$203,181	$(1,203)	$(726,364)	$81,860
Exercise of stock options	3,498,760	10,110	-	-	(7,989)	-	-	2,121
Issuance of shares and warrants under 2025 Registered Direct Offering, net of expenses	3,333,334	6,509	-	-	461	-	-	6,970
Exercise of Class A warrants	1,638,270	4,743	-	-	(4,743)	-	-	-
Exercise of Class B warrants	2,525,000	7,778	-	-	(2,778)	-	-	5,000
Nauru and Tonga Warrant cost	-	-	-	-	4,977	-	-	4,977
Conversion of restricted share units, net of shares withheld for taxes	704,491	3,467	-	-	(3,467)	-	-	-
Share-based compensation and expenses settled with equity	-	-	-	-	42,965	-	-	42,965
Loss for the period	-	-	-	-	-	-	(184,517)	(184,517)
September 30, 2025	408,855,173	$638,853	$-	$-	$232,607	$(1,203)	$(910,881)	$(40,624)

	Common Shares		Preferred	Special	Additional Paid in	Accumulated Other Comprehensive
Three months ended September 30, 2024	Shares	Amount	Shares	Shares	Capital	Loss	Deficit	Total
July 1, 2024	322,241,883	$460,573	$-	$-	$125,300	$(1,216)	$(594,264)	$(9,607)
Conversion of restricted share units, net of shares withheld for taxes	188,293	384	-	-	(384)	-	-	-
Shares issued from ATM	1,617,000	2,279	-	-	-	-	-	2,279
Exercise of stock options	84,720	130	-	-	(76)	-	-	54
Share purchase under Employee Share Purchase Plan	-	-	-	-	-	-	-	-
Share-based compensation and expenses settled with equity	-	-	-	-	6,312	-	-	6,312
Foreign currency translation adjustment	-	-	-	-	-	13	-	13
Loss for the period	-	-	-	-	-	-	(20,520)	(20,520)
September 30, 2024	324,131,896	$463,366	$-	$-	$131,152	$(1,203)	$(614,784)	$(21,469)

TMC the metals company Inc.

Condensed Consolidated Statements of Changes in Equity

(in thousands of US Dollars, except share amounts)

(Unaudited)

	Common Shares		Preferred	Special	Additional Paid in	Accumulated Other Comprehensive
Nine months ended September 30, 2025	Shares	Amount	Shares	Shares	Capital	Loss	Deficit	Total
January 1, 2025	340,708,460	$477,217	$-	$-	$138,303	$(1,203)	$(631,435)	$(17,118)
Issuance of shares and warrants to Korea Zinc, net of expenses	19,623,376	71,686	-	-	13,432	-	-	85,118
Issuance of shares and warrants under 2025 Registered Direct Offering, net of expenses	12,333,334	24,149	-	-	12,548	-	-	36,697
Issuance of shares and warrants under 2024 Registered Direct Offering, net of expenses	5,000,000	2,237	-	-	2,763	-	-	5,000
Shares issued from ATM	7,542,996	14,784	-	-	-	-	-	14,784
Exercise of Class A warrants	1,888,270	5,467	-	-	(1,690)	-	-	3,777
Exercise of Class B warrants	7,358,096	14,229	-	-	(6,579)	-	-	7,650
Conversion of restricted share units, net of shares withheld for taxes	10,177,224	17,509	-	-	(17,509)	-	-	-
Exercise of stock options	4,210,884	11,563	-	-	(8,980)	-	-	2,583
Share purchase under Employee Share Purchase Plan	12,533	12	-	-	(2)	-	-	10
Nauru and Tonga Warrant Cost	-	-	-	-	38,056	-	-	38,056
Share-based compensation and expenses settled with equity	-	-	-	-	62,265	-	-	62,265
Loss for the period	-	-	-	-	-	-	(279,446)	(279,446)
September 30, 2025	408,855,173	$638,853	$-	$-	$232, 607	$(1,203)	$(910,881)	$(40,624)

	Common Shares		Preferred	Special	Additional Paid in	Accumulated Other Comprehensive
Nine months ended September 30, 2024	Shares	Amount	Shares	Shares	Capital	Loss	Deficit	Total
January 1, 2024	306,558,710	$438,239	$-	$-	$122,797	$(1,216)	$(548,902)	$10,918
Issuance of shares and warrants under registered direct offering, net of expenses	4,500,000	7,447	-	-	1,553	-	-	9,000
Conversion of restricted share units, net of shares withheld for taxes	9,078,432	10,869	-	-	(10,869)	-	-	-
Shares issued from ATM	3,251,588	4,866	-	-	-	-	-	4,866
Exercise of stock options	715,772	1,891	-	-	(1,428)	-	-	463
Share purchase under Employee Share Purchase Plan	27,394	54	-	-	(30)	-	-	24
Share-based compensation and expenses settled with equity	-	-	-	-	19,129	-	-	19,129
Foreign currency translation adjustment	-	-	-	-	-	13	-	13
Loss for the period	-	-	-	-	-	-	(65,882)	(65,882)
September 30, 2024	324,131,896	$463,366	$-	$-	$131,152	$(1,203)	$(614,784)	$(21,469)

TMC the metals company Inc.

Condensed Consolidated Statements of Cash Flows (in thousands of US Dollars) (Unaudited)

Cash provided by (used in)	Nine months ended September 30, 2025	Nine months ended September 30, 2024
Operating activities
Loss for the period	$(279,446)	$(65,882)
Items not affecting cash:
Nauru and Tonga Warrant Costs	38,056	-
Amortization	173	280
Accrued interest on credit facilities	-	150
Lease expense	1,430	1,430
Share-based compensation and expenses settled with equity	62,265	19,129
Equity-accounted investment loss	438	197
Gain on dilution of investment	(2,967)	-
Change in fair value of royalty liability	131,000	-
Change in fair value of warrants liability	12,818	(1,103)
Unrealized foreign exchange movement	3,451	(334)
Interest paid on amounts drawn from credit facilities and short-term Debt	(823)	(73)
Changes in working capital:
Receivables and prepayments	284	(580)
Accounts payable and accrued liabilities	1,825	17,036
Net cash used in operating activities	(31,496)	(29,750)
Investing activities
Acquisition of equipment and software	(140)	(465)
Proceeds from Low Carbon Royalties distribution	346	-
Net cash generated from (used in) investing activities	206	(465)

Financing activities
Proceeds from Korea Zinc Private Placement	85,165	-
Proceeds from Registered Direct Offerings	42,000	9,000
Expenses paid for Registered Direct Offerings	(719)	(142)
Proceeds from shares issued from ATM	14,784	4,866
Proceeds from exercise of Class A warrants	3,777	-
Proceeds from exercise of Class B warrants	7,650	-
Repayment of drawn amount on credit facilities	(4,275)	-
Repayment of Allseas Working Capital Loan	(7,500)	(2,000)
Proceeds from exercise of stock options	2,583	463
Proceeds from drawdown of credit facilities	-	4,175
Proceeds from drawdown of Allseas Debt Agreement	-	7,000
Proceeds from Employee Share Purchase Plan	10	24
Net cash provided by financing activities	143,475	23,386

Increase (Decrease) in cash	$112,185	$(6,829)
Impact of exchange rate changes on cash	(17)	347
Cash - beginning of period	3,480	6,842
Cash - end of period	$115,648	$360